Exhibit 10.24

SEVERANCE AGREEMENT AND GENERAL RELEASE

This SEVERANCE AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made between (i) John Brownlie (“Employee”), a Colorado resident, and (ii) CAPITAL GOLD CORPORATION, a Delaware corporation (the “Company”).  Employee and the Company are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Parties entered into an Executive Employment Agreement (the “Employment Agreement”), effective as of January 19, 2010, which, by its terms, expires on January 19, 2013;

WHEREAS, Employee wishes to voluntarily resign his position as President and Chief Operating Officer of the Company, and any and all other employment with, the Company effective upon the earlier of: (a) July 1, 2010, or (b) the closing (the “Closing”) of the business combination contemplated by that certain Business Combination Agreement by and between the Company and Nayarit Gold, Inc., dated February 10, 2010 (hereinafter the “Termination Date”);

WHEREAS, Employee currently serves as a director (“Director”) of the Company’s Board of Directors (the “Board”) and wishes to tender his resignation as Director effective on the Termination Date;

WHEREAS, Employee currently serves as President of Minera Santa Rita, S.A. de C.V. (“Minera”), a subsidiary of the Company incorporated in Mexico, and wishes to tender his resignation from such position effective on the Termination Date;

WHEREAS, the Parties wish to resolve fully and finally any potential disputes regarding Employee’s employment with the Company and any other potential disputes between the Parties; and

WHEREAS, in order to accomplish these ends, the Parties are willing to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the sufficiency of which is acknowledged by the Parties, the Parties to this Agreement agree as follows:

TERMS

1.           Separation and Effective Date.  Subject to the terms of this Agreement, Employee hereby voluntarily resigns his employment with the Company, his position as Director of the Board and his position with Minera.  Pursuant to such resignation, the Employment Agreement will terminate, Employee’s employment with the Company will end, and his position as a Director will terminate on and as of the Termination Date.  This Agreement shall become effective (the “Effective Date”) on the eighth day after Employee’s execution of this Agreement, provided that employee has not revoked Employee’s acceptance pursuant to Section 7(h) below.

2.           Severance Payments.

(a)           Subsequent to the Termination Date, and on the express condition that Employee has not revoked this Agreement, the Company will provide Employee with the severance payments (the “Severance Payments”) in accordance with the schedule attached hereto as Annex I; provided, however, that if the Closing does not occur on or prior to the date which is 120 days from the date hereof, three hundred seventy five thousand dollars ($375,000) shall be deducted from the Severance Payments.

(b)           The Company shall issue an IRS Form W-2 to Employee reflecting the Severance Payments made pursuant to this Section 2.  For purposes of clarity, the Company shall withhold amounts for payment of taxes as required by local, state and federal law. The Employee shall be solely responsible for payment of taxes as required by local, state and federal law.  If a claim is made against the Company for any tax or withholding in connection with or arising out of the Severance Payments pursuant to Section 2, Employee shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including but not limited to any taxes, attorneys’ fees, penalties or interest, which are or become due from the Company.

(d)           Employee understands and agrees that the Company would not receive the monies and/or benefits specified in this Section 2, except for Employee’s execution of this Agreement and General Release and the fulfillment of the promises contained herein.

3.           General Release.

(a)           Employee, for himself and for his affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly and intentionally releases and discharges the Company and its predecessors, successors, parents, subsidiaries, affiliates, and assigns and each of their respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including but not limited to any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).

(b)           The Released Claims include but are not be limited to those which arise out of, relate to, or are based upon: (i) Employee’s employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties (except as provided herein) and claims under any severance plan; (iv) any stock or stock option grant, agreement, or plan; (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, national origin, sex, disability, whistleblower status, public policy, or any other characteristic of Employee under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) state and federal common law; and (vii) any claim which was or could have been raised by Employee, including any claim that this Agreement was fraudulently induced.

At such time as Employee is eligible to sell the shares referred to in Section 2(a) above pursuant to an exemption under Rule 144, (either as an affiliate under Rule 144(b)(ii) or as a non-affiliated under Rule 144(b)(i)) the Company shall authorize and pay its legal counsel to issue a written opinion to such effect (the “Rule 144 Opinion”), addressed and reasonably acceptable to the Company’s transfer agent. If for any reason the Company’s counsel does not issue such Rule 144 Opinion within 10 business days following a request for the Rule 144 Opinion, Employee may obtain a legal opinion from qualified legal counsel of its own choosing, the Company shall pay such counsel’s reasonable fees, and the Company shall authorize its transfer agent to rely on such legal opinion.

4.           Non-Competition; Non-Solicitation; Anti-Raiding;.  Without the prior written approval of the President or Chief Executive Officer of the Company, Employee shall not, directly or indirectly, commencing upon the date hereof and terminating upon the date he receives the final Severance Payment, anywhere in the world

(a)           Engage in a “Competing Business’’ as such term is defined below that is within a distance of five (5) kilometers from any point on the outer perimeter of any such property in which the Company or any of its affiliates has a beneficial interest or that it is seeking to acquire, whether as a sole proprietor, partner, corporate officer, employee, director, shareholder, consultant, agent, independent contractor, trustee, or in any other manner by which Employee holds any beneficial interest in a Competing Business, derives any income from any interest in a Competing Business, or provides any service or assistance to a Competing Business.  “Competing Business” shall mean any business that is within a distance of five (5) kilometers from any point on the outer perimeter of any such property in which the Company or any of its affiliates has a beneficial interest or that it is seeking to acquire upon the date hereof that mines or produces minerals which is competitive with the business of the Company or any of its Affiliates (defined below), as conducted or under development at any time during the term of employment.  “Affiliates” shall mean any entity controlled by or under common control with Employer or any joint venture, partnership or other similar entity to which the Company is a party.

(b)           Acquire, lease or otherwise obtain or control any beneficial, direct or indirect interest in mineral rights, or other rights or lands necessary to develop, any mineral property in which the Company or any of its Affiliates at the time of termination as a beneficial interest or is actively seeking to acquire, or that is within a distance of five (5) kilometers from any point on the outer perimeter of any such property in which the Company or any of its affiliates has a beneficial interest or that it is seeking to acquire;

(c)           Conduct any exploration or production activities or otherwise work on or in respect of any mineral property within a distance of five (5) kilometers from any point on the outer perimeter of any mineral property in which the Company or any of its affiliates then has a beneficial interest or is actively seeking to acquire upon the date hereof;

(d)           (i) Contact or solicit, or direct or assist others to contact or solicit, for the purpose of promoting any person’s or entity’s attempt to compete with the Company or any of its Affiliates, in any business carried on by the Company or any of its Affiliates during the period in which Employee was an employee of the Company, any suppliers, independent contractors, vendors, or other business associates of the Company or any of its Affiliates that were existing or identified prospective suppliers, independent contractors, vendors, or business associates during such period, or (ii) otherwise interfere in any way in the relationships between the Company or any of its Affiliates and their suppliers, independent contractors, vendors, and business associates;

(e)           (i) Solicit, offer employment to, otherwise attempt to hire, or assist in the hiring of any employee or officer of the Company or any of its Affiliates; (ii) encourage, induce, assist or assist others in inducing any such person to terminate his or her employment with the Company or any of its Affiliates; or (iii) in any way interfere with the relationship between the Company or any of its Affiliates and their employees; or

5.         Unknown Facts.  This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected.  Employee hereby acknowledges that he may hereafter discover facts different from, or in addition to, those which he now knows or believes to be true with respect to this Agreement, and he agrees that this Agreement and the release contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

6.         No Admission of Liability.  The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

7.         Warranties.  Employee warrants and represents as follows:

a.         He has read this Agreement, and he agrees to the conditions and obligations set forth in it.

b.         He voluntarily executes this Agreement after having been advised to consult with legal counsel and after having had opportunity to consult with legal counsel and without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company.

c.         He has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, or agents arising out of or otherwise connected with any of the matters herein released.

d.         The Company is not now, nor has it been in the past, in breach of the Employment Agreement, and no Good Reason exists for Employee’s resignation.

e.          Prior to Employee’s execution of this Agreement, he has not used or disclosed any information in a manner that would be a violation of Sections 8 or 9 set forth below if such use or disclosure were to be made after the execution of this Agreement.

f.          He has full and complete legal capacity to enter into this Agreement.

g.         He has had at least twenty-one (21) days in which to consider the terms of this Agreement.  In the event that Employee executes this Agreement in less time, it is with the full understanding that he had the full twenty-one (21) days if he so desired and that he was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement.  In such event, Employee expressly intends such execution to be a waiver of any right he had to review the Agreement for a full twenty-one (21) days.

h.         He understands that this Agreement waives any claim he may have under the Age Discrimination in Employment Act.  Employee may revoke this Agreement for up to seven days following its execution, and this Agreement shall not become enforceable and effective until seven days after such execution.  If Employee chooses to revoke this Agreement, he must provide written notice to Barry I. Grossman, Esq., Ellenoff Grossman & Schole LLP, 150 East 42nd Street, 11th Floor, New York City, NY, 10017 by hand delivery and by facsimile ((212) 370-7889) within seven calendar days of Employee’s execution of this Agreement.  If Employee does not revoke within the seven-day period, the right to revoke is lost.

i.          He admits, acknowledges, and agrees that, as of the Termination Date, he is not entitled to any additional payments, severance, options, benefits or reimbursement under Sections 3 and 4 of the Employment Agreement, and that the payment required by Section 2 of this Agreement are good and sufficient consideration for this Agreement.  He admits, acknowledges, and agrees that he has been fully and finally paid or provided all wages, compensation, vacation, expenses (including, but not limited to, relocation and travel expenses), bonuses, stock, stock options, or other benefits from the Company which are or could be due to Employee from the Company up through the date of this Agreement.

                j.          He has not taken any action or made any statement materially adverse to the Company’s interests prior to signing this Agreement.

k.           There are no agreements, either written or verbal, or invoices authorized or outstanding with Trey Wasser, MRS Recovery Solutions, LLC, MRS Recovery Solutions, Inc., or any affiliates of the aforementioned parties, other than those agreements which have been disclosed in writing to the independent members of the Board and Employee has not promised Trey Wasser, MRS Recovery Solutions, LLC, MRS Recovery Solutions, Inc., or any affiliates of the aforementioned parties any action would be taken regarding any financing or closing with the Company.

l.           He hereby agrees to use his best efforts to assist management of the Company and the Board in defending any legal action that may be commenced by Mr. Wasser, MRS Recovery Solutions, LLC, MRS Recovery Solutions, Inc. and/or any affiliates of the aforementioned parties.

8.           Confidential Information.  Except as herein provided, all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers or other terms or conditions of the negotiations, shall be kept confidential by Employee from all persons and entities other than the Parties to this Agreement, members of Employee’s immediate family, and his legal and financial advisors.  Employee may disclose the amount received in consideration of the Agreement only if necessary (i) for the limited purpose of making disclosures required by law to agents of the local, state, or federal governments; (ii) for the purpose of enforcing any term of this Agreement; or (iii) in response to compulsory process, and only then after giving the Company ten days advance notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders.  Otherwise, in response to inquiries about this matter, Employee shall state, “My employment with the Company has ended,” and nothing more.  Employee hereby expressly acknowledges that any breach of this Section 8 shall result in a claim for injunctive relief, damages and/or criminal sanctions and penalties against Employee by the Company, and possibly others.

9.           Non-Disparagement.  Employee agrees that, as of and after the Termination Date, he will not make to any person any statement that disparages the Company or reflects negatively on the Company, including, but not limited to, statements regarding the Company’s financial condition, employment practices, or its officers, directors, board members, employees, affiliates, attorneys, customers, or vendors.  Similarly, the Company shall not make any statement that disparages Employee or reflects negatively on him.

10.           Return of Company Property and Information.  Employee represents and warrants that, on or before the Termination Date, he will return to the Company any and all property, documents, and files, including any documents (in any recorded media, such as papers, computer disks, copies, photographs, maps, transparencies, and microfiche) that relate in any way to the Company or the Company’s business whether or not developed, produced, or conceived, in whole or in part, by Employee during the term of his employment with the Company.  Employee agrees that, to the extent that he possesses any files, data, or information relating in any way to the Company or the Company’s business on any personal computer, he will delete those files, data, or information (and will retain no copies in any form).  Employee also will return any Company tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other Company property in any form prior to the date he executes this Agreement.  On or after the Termination Date, Employee shall have no right to enter the Company’s offices, wherever located, for any purpose, absent the advanced written consent of the Company.  Employee hereby expressly acknowledges that the foregoing steps are necessary to protect the Company’s proprietary interests in its trade secrets, confidential information, and copyrights, and that Employee is not entitled to use, disclose, or otherwise benefit from the Company’s proprietary interests.  Employee understands that any breach of this Section 10 will also constitute a misappropriation of the Company’s proprietary rights, and may constitute a theft of the Company’s trade secrets under applicable local, state, and federal statutes, and will result in a claim for injunctive relief, damages, and/or criminal sanctions and penalties against Employee by the Company, and possibly others.

11.           Surviving Provisions of Employment Agreement.  Following the Termination Date, Employee shall remain bound by Sections 5, and 7 through 12 of the Employment Agreement.  With respect to Section 9 of the Employment Agreement, Employee agrees and acknowledges that the Severance Payments due hereunder shall substitute and act in stead of the “severance payments” referred to therein.

12.           Severability.  If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof.  In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to affect the intent of the Parties to the fullest extent permitted by applicable law.  Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company.

13.           Assignment.  The Company may assign its rights under this Agreement with the reasonable consent of the Employee.  Employee cannot assign his rights under this Agreement without the written consent of the Company.

14.           Enforcement.  The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement.  The Parties shall be free to pursue any remedies available to them to enforce this Agreement. In the event that Employee must engage legal counsel and/or take legal action to enforce the terms of this Agreement and the Employee prevails in his allegations that the Company has not performed its obligations pursuant to the terms of this Agreement, Employee shall be entitled to recover from the Company all associated costs and expenses, including, without limitation, reasonable attorneys’ fees.

16.           Entire Agreement.  This Agreement, and the surviving provisions of the Employment Agreements, constitutes the entire agreement between the Parties with respect to the subject matter contained herein.  This Agreement supersedes any and all prior oral or written promises or agreements between the Parties, except as otherwise provided herein.  Employee acknowledges that he has not relied on any promise, representation, or statement other than those set forth in this Agreement.  This Agreement cannot be modified except in writing signed by all Parties.

17.           Venue and Applicable Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of New York, without regard to its conflicts of law provisions.  Venue and jurisdiction shall be in the federal or state courts in New York, New York.

18.           Counterparts.  This Agreement may be executed in counterparts, which together shall constitute a single instrument.

19.           Stock Options.  Employee currently owns the following options for the Company’s shares:

a)  500,000 options at $3.60 USD post-split, issued on January 19, 2010 (166,667 of which have vested as of the date hereof at $3.60; 333,333 of which shall terminate on the date hereof);

b) 125,000 options at $2.52 USD post-split, issued on December 20, 2007 (75,000 of which have vested as of the date hereof at $2.52; 50,000 of which shall terminate on the date hereof); and

c) 125,000 options at $1.96 USD post-split, issued on January 20, 2009 (83,334 of which have vested as of the date hereof at $1.96; 41,666 of which shall terminate on the date hereof).

Employee will have 90 days from the date of his termination to exercise the options that have vested as set forth in this Section 19 of this Agreement. Employee shall be permitted to exercise such options via cashless exercise pursuant to the terms of the amended 2006 Stock Equity Plan.

20.           IRC Section 409A.

a.           It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed.

b.           In the event that a payment or benefit payable under this Agreement is subject to the additional tax imposed by Section 409A of the Code, the Company shall (at Employee’s option) pay directly, or reimburse Employee for such additional tax and any interest and penalty related thereto (the “409A Amounts”) within 10 days of Employee’s submission to the Company of the taxing authority’s determination of amounts due (which determination must be submitted by Employee to the Company within 30 days of receipt by Employee), and in the case of Employee’s payment, evidence of such payment.  At the same time as the Company’s payment or reimbursement, the Company shall pay Employee a gross-up amount to cover income, excise, and other applicable taxes on the 409A Amounts and on the gross-up amount (before this further gross-up).  For purposes of calculating the gross-up amounts for taxes, the Employee shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal, and foreign tax laws for which the payment is made.

EMPLOYEE IS ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGEEMENT AND GENERAL RELEASE. EMPLOYEE IS ALSO ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWNG THE DAY EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE COMPANY, C/O SARAH WILLIAMS, ESQ., ELLENOFF GROSSMAN & SCHOLE LLP, 150 EAST 42ND STREET, NEW YORK, NEW YORK 10017, AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.”  THE REVOCATION MUST BE MAILED TO MS. WILLIAMS AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGEREMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE RELEASEES AS DETAILED HEREIN.

IN WITNESS WHEREOF, the Parties have voluntarily executed this Agreement on the dates written below.

EMPLOYEE:

/s/ John Brownlie
	Name: John Brownlie	Date: April 29, 2010

THE COMPANY:

CAPITAL GOLD CORPORATION

By:	/s/ Christopher Chipman
	Name: Christopher Chipman	Date: April 29, 2010
Title: Chief Financial Officer

Annex I

Brownlie Payout

		Payment Date
	JB	Nayarit
	Payout	Closing /
Item	Amount	15-Jun-10	15-Jul-10	15-Aug-10	15-Sep-10	15-Oct-10	15-Nov-10
Base salary	$275,000
multiplier	3.0
	$825,000	$125,000	$140,000	$140,000	$140,000	$140,000	$140,000

2009 Cash bonus	$187,500
multiplier	3.0
	$562,500		$112,500	$112,500	$112,500	$112,500	$112,500
	$1,387,500	$125,000	$252,500	$252,500	$252,500	$252,500	$252,500

Nayarit payment	$375,000	$375,000

Total cash payout	$1,762,500	$500,000	$252,500	$252,500	$252,500	$252,500	$252,500